Exhibit 99.1

For Immediate Release	Date:	February 5, 2007

	Contact:	Wendi M. Williams
Vice President
(301) 430-2585
wwilliams@oldlinebank.com

Old Line Bank Appoints John M. Suit, II as Board Director;
Plans Underway to Open Greenbelt Branch Office

Bowie, MD, - The Old Line Bank Board of Directors appointed John M. Suit, II to the Board effective February 1, 2007. “We are extremely pleased to welcome Mr. Suit to our team of board members,” stated Craig Clark, Old Line Bank’s Chairman of the Board. “Mr. Suit brings a wealth of knowledge and experience to the role,” he continued. Mr. Suit will serve on the Audit Committee and Loan Committee.

A native of Annapolis, Maryland, Mr. Suit had a stellar 43 year banking career in Annapolis and Anne Arundel County. Mr. Suit served as President and Chief Executive Officer of Farmers National Bancorp and Farmers National Bank of Maryland from 1989 - 1996 and later as Chairman of the Board of Farmers Bank of Maryland from 1996-2003. Most recently, following the 2003 Branch Bank and Trust (BB&T) acquisition of Farmers Bank of Maryland, Mr. Suit was selected as a senior advisor and was Senior Vice President for BB&T (2003-2006). Mr. Suit is a graduate of the University of Baltimore and holds a Bachelor of Science Business Management.

Mr. Suit is recognized as a dynamic and versatile banking executive with extensive senior-level leadership experience. “John has earned the reputation as the preeminent banker in Annapolis and Anne Arundel County,” stated James W. Cornelsen, President and Chief Executive Officer. “His business acumen and standing in the community are unparalleled. He is a tremendous addition to the Board of Directors as Old Line Bank continues to grow and expand.”

John Suit’s many career highlights include: increasing Farmers National Bank total assets from $470 million in 1989 to $725 million in 1996; doubling The Annapolis Bank and Trust loan portfolio in less than five years (1984-1989); and the top ratings awarded by the Comptroller of the Currency and Federal Reserve Bank of Richmond. Mr. Suit also served as President of Maryland Bankers Association (1994-1995).

“I appreciate the opportunity to get involved with another community bank,” stated John M. Suit, II. “Old Line Bank has experienced tremendous growth under the leadership of Jim Cornelsen. Being a part of such a distinguished institution and participating in the bank’s continued growth is exciting to me,” he continued.

In addition, Old Line Bank President and Chief Executive Officer James W. Cornelsen today announced plans to open a new branch office in the Capital Office Park in Greenbelt, Maryland. “Greenbelt, specifically the Capital Office Park, is a prime location for an Old Line Bank branch office,” stated James W. Cornelsen. “Greenbelt is flourishing economically, is centrally located in the Baltimore-Washington corridor and has a high concentration of small and medium-sized commercial businesses.”

Opening a branch office in the Capital Office Park in Greenbelt, Maryland is consistent with Old Line Bank’s objective to strategically expand its operations in the suburban Maryland area. The Capital Office Park is one of the largest office complexes in Prince George’s County, Maryland featuring approximately 850,000 square feet of first-class commercial office space in seven existing buildings. Located on the Capital Beltway, Old Line Bank believes that the award winning Capital Office Park is very attractive to professional service firms and law firms because it is located near the U.S. Federal District Court and is two minutes from the Greenbelt Metro Station.

Old Line Bank plans to open a temporary branch office during the second quarter of 2007 on the ground floor of an existing office building in the Capital Office Park located at 6301 Ivy Lane while construction of the new branch office is completed. The new branch office will be constructed on a pad site at the entrance of the Capital Office Park on Ivy Lane at Kenilworth Avenue. Currently, there are no other banks located in the Capital Office Park.

The statements in this press release that are not historical facts, in particular with respect to Old Line Bank’s plans to open a new branch, constitute “forward-looking statements” as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, required receipt of regulatory approvals, changes in interest rates and changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Old Line Bank’s business plans or competitive position or which may generally affect Old Line Bank or its parent company Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to Old Line Bancshares, Inc.’s periodic reports on Forms 10-KSB and 10-QSB filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

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